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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549


                             ____________________


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  March 30, 2001


                             ____________________


                                 divine, inc.

            (Exact name of registrant as specified in its charter)



           Delaware                    0-30043              36-4301991
(State or other jurisdiction of   (Commission File         (IRS Employer
incorporation or organization)         Number)          Identification No.)



                             1301 N. Elston Avenue
                               Chicago, IL 60622
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code:  (773) 394-6600


                              ____________________



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Item 5.   Other Events.

     On March 30, 2001, divine, inc. (the "Company") announced that it agreed to acquire certain assets from marchFIRST, Inc. (Nasdaq: MRCH), including much of its former Whittman-Hart operations. The acquired business will be held by a newly-formed subsidiary of the Company called divine/Whittman-Hart, Inc. The Company agreed to pay approximately $6.25 million in cash and to have divine/Whittman-Hart, Inc. issue a $27.75 million balloon note, payable in five years but accelerated to the extent of 50% of free cash flow from the acquired operations, and which will be secured by the assets of divine/Whittman-Hart, Inc. marchFIRST also will be eligible to receive up to an aggregate of $15.95 million in bonus payments of 50% of free cash flow from the acquired operations during the next five years to the extent the note is pre-paid.

     In a separate transaction, the Company agreed with marchFIRST to acquire certain other of its assets, including its HostOne application hosting unit, its SAP implementation practice, its value-added reseller business; its iCampus training and technology unit, certain of its Asian joint ventures, the assets of its BlueVector venture capital arm, and accounts receivable related to the acquired operations. The Company agreed to pay $6.25 million in cash and to have divine/Whittman-Hart, Inc. issue a similar promissory note in the principal amount of $29.75 million and make similar bonus payments in the maximum amount of $15.95 million.

     Closing of the second transaction is conditioned upon receiving approvals from regulatory authorities.

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                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2001

                                       divine, inc.



                                       By:  /s/ Michael P. Cullinane
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                                            Michael P. Cullinane
                                            Executive Vice
                                            President, Chief
                                            Financial Officer, and Treasurer